EX.99.(a)(5)

March 6, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Brown Advisory Funds, Commission File Number 811-22708

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Brown Advisory Funds pursuant to Item 304(a) of Regulation S-K in their Form N-CSRS to be filed on or about March 6, 2026, captioned “Changes in and Disagreements with Accountants for Open-End Investment Companies.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

/ Tait, Weller & Baker LLP

cc:	Paul J. Chew, Principal Executive Officer
Brown Advisory Funds
901 South Bond Street, Suite 400
Baltimore, MD 21231